UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 19, 2013

Date of Report (Date of earliest event reported)

DIODES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	002-25577	95-2039518
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4949 Hedgcoxe Road, Suite 200 Plano, Texas	75024
(Address of principal executive offices)	(Zip Code)

(972) 987-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Corporate Governance Initiatives

The Governance and Stockholder Relations Committee (the “Governance Committee”) of the Board of Directors (the “Board”) is responsible for reviewing developments related to corporate governance and making recommendations to the Board with respect to the Company’s corporate governance policies and practices. Based upon the recommendation of the Governance Committee, the Board has adopted the policies described below. The Board, on the recommendation of the Governance Committee, amended these policies to reflect comments made by Institutional Shareholder Services Inc. The amended policies are described below:

Hedging Policy. The Board has amended the Company’s insider trading policy to prohibit all executive officers and directors of the Company from engaging in any hedging or monetization transactions involving the Company’s securities, including zero cost collars, forward sale contracts, and trading in options, puts, calls, or other derivative instruments related to the Company’s Common Stock.

Pledging Policy. The Board has amended the Company’s insider trading policy to prohibit executive officers and directors from pledging the Company’s securities. Acquiring shares on margin also is prohibited.

A copy of the insider trading policy, as amended, is attached hereto as Exhibit 99.1.

Stock Ownership Policy for Directors. The Board has revised the Company’s stock ownership policy previously adopted in 2007 for non-employee directors in order to further align the interests of our directors with the long-term interests of our stockholders. The stock ownership policy, as amended, provides that all non-employee directors are required to acquire (and thereafter throughout the term of appointment maintain ownership of) a minimum number of shares of Common Stock with a value equal to three times the annual retainer received by them as directors within three years of the later of (1) the adoption of this stock ownership policy (July 19, 2007) or (2) their respective appointment or initial election.

Stock Ownership Policy for Executive Officers. The Board has amended the Company’s stock ownership policy for certain of our executive officers in order to further align the interests of our key executive officers with the long-term interests of our stockholders. The stock ownership policy, as amended, provides that all individuals holding the positions with the Company listed below are required to acquire (and thereafter throughout the term of employment maintain ownership of) a minimum number of shares of Common Stock with a value equal to the multiple of such executive officer’s annual base salary (excluding bonus) within five years of the later of (1) the adoption of this stock ownership policy (February 22, 2013) or (2) their respective appointment (other than a newly-appointed Chief Executive Officer, who has seven years to comply), as follows:

Position	Multiple of Salary
Chief Executive Officer	6 times annual base salary (excluding bonus)
Senior Vice President or Vice President	2 times annual base salary (excluding bonus)

For purposes of this stock ownership policy, stock ownership includes any shares owned by an executive officer or director or his or her immediate family members or held by him or her as part of a tax or estate plan in which the executive officer or director retains beneficial ownership. The value of shares held is calculated once per year, on the last business day of the fiscal year. For purposes of determining compliance with this stock ownership policy, “value” means an assumed per share value based on the closing price of the Common Stock on the last business day of the fiscal year. An executive officer or director subject to this stock ownership policy is not required to acquire shares of Common Stock in accordance with this policy if acquisition at such time would result in a violation of the Company’s insider trading policy, in which event the executive officer or director is required to comply with this stock ownership policy as soon as reasonably feasible thereafter. A hardship exception is available at the discretion of the Compensation Committee, but no exceptions have been solicited or granted to date.

If any executive officer or director was determined to own less than the minimum number of shares of Common Stock, such executive officer or director shall have the two open periods after the two subsequent “Blackout Periods” (as defined in the Company’s insider trading policy attached as Exhibit 99.1) to obtain the minimum number of shares of Common Stock.

Stock Retention Policy. The Board has amended the Company’s policy on stock retention for executive officers and directors of the Company. In addition to the stock ownership policy described above, under which each executive officer or director must maintain a certain multiple of his or her annual base salary or annual retainer throughout the term of employment or appointment, each executive officer or director who acquires shares of our Common Stock through the exercise of a stock option shall retain 33% of the “net” shares acquired (i.e., net of the tax impact of the stock option exercise) until the earlier to occur of the first anniversary of the date of exercise or the date the individual ceases to be an executive officer or director. This stock retention policy applies to all stock option grants awarded to executive officers or directors.

A copy of both the stock ownership policy and the stock retention policy, as amended, are attached hereto as Exhibit 99.2.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Insider Trading Policy, as amended

99.2	Stock Ownership Policy and Stock Retention Policy, as amended

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 25, 2013	DIODES INCORPORATED

	By	/s/ Richard D. White
RICHARD D. WHITE
Chief Financial Officer